Exhibit 99.1

Press Release www.shire.com

Director/PDMR Shareholding

March 3, 2015 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces it was notified today that on February 28, 2015, Performance Share Awards (“PSAs”) granted to Persons Discharging Managerial Responsibilities (“PDMRs”) under Part B of the Shire Portfolio Share Plan (“PSP”) vested. The number of American Depositary Shares (“ADSs”) released and sold on March 2, 2015, were as follows:

PDMR	ADSs Released(1)	ADSs Sold(2)
Mark Enyedy	268	89
Jeffrey Poulton	1,679	554
Philip Vickers	961	317

(1)
The number of ADSs released reflects the aggregate part-vesting, on February 28, 2015, of awards granted on an annual basis from February 28, 2012, to February 28, 2014, which vest in tranches over a three-year period. In accordance with the PSP rules, the vested PSAs have been increased to reflect dividends paid by the Company during the period from the respective dates of grant to the date of part-vesting.

(2)	ADSs were sold to satisfy personal tax liabilities. The sale of ADSs took place on the NASDAQ at an average sale price of $237.0889 each.

The Company also announces that it was notified today that deferred ADSs granted to Flemming Ornskov, MD, MPH, Chief Executive Officer, on May 2, 2013, vested on February 28, 2015, in accordance with the terms of his employment agreement. The grant of deferred ADSs constituted part of the replacement payment paid to Dr. Ornskov as compensation for bonuses forfeited in connection with the termination of his prior employment. The number of ADSs released and sold on March 2, 2015, were as follows:

ADSs Released	ADSs Sold(3)
15,286	7,288

(3)	ADSs were sold to satisfy Dr. Ornskov’s personal tax liability. The sale of ADSs took place on the NASDAQ at an average sale price of $236.0836 each.

One ADS is equal to three Ordinary Shares of 5 pence each.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.